FOR IMMEDIATE RELEASE

Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3667	Liz Saghi (805) 967-0161

LANDEC CORPORATION NAMES STEVE GOLDBY AS NEW MEMBER OF BOARD OF DIRECTORS

MENLO PARK, CA – December 16, 2008 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of patented polymer products for food, agriculture and licensed partner applications, today announced that Steve Goldby, a Partner with Venrock in Palo Alto and a patent attorney, has been named a director of Landec Corporation.

Steve Goldby joined Venrock in 2007 following nine years as CEO of Symyx Technologies, a materials science company backed by Venrock. Steve is currently Executive Chairman of Symyx which operates as a scientific research and development integration partner for various companies in life sciences, chemical, energy, consumer products, and electronics industries. Steve has also served as CEO of MDL Information Systems, a leading scientific information company, before its sale to Reed Elsevier. Prior to MDL, Steve held various management positions at Alza Corporation (acquired by Johnson and Johnson), including President of Alza Pharmaceuticals. Steve was also President of Dynapol, a specialty chemical company. Steve is and has been a member of the board of directors of a number of public and privately held companies. He is a graduate of the University of North Carolina in Chemistry and has a J.D. from Georgetown University Law Center.

“We value Steve’s breadth of experience in management, materials science and patent experience, including his considerable knowledge in end-use applications for new materials. We look forward to his contribution in building and expanding our business for our patented polymer products for food, agriculture and licensed partner applications,” said Gary T. Steele, Chairman and Chief Executive Officer of Landec.

“I look forward to working closely with the other members of the Board of Directors in supporting and expanding the exciting opportunities generated by Landec’s proprietary Intelimer® polymer technology at a time when Landec is growing its core businesses based on its unique and differentiable technology solutions,” said Steve Goldby.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

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